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                                                                  EXHIBIT 10.103

                            RESTRUCTURING AGREEMENT


     THIS RESTRUCTURING AGREEMENT (this "Agreement") is entered into as of December 4, 1997 among INCO HOMES CORPORATION, a Delaware corporation ("Borrower"), PALMDALE VISTAS HOUSING DEVELOPMENTS, a California limited partnership ("Palmdale Vistas"), INCO DEVELOPMENT CORPORATION, a California corporation ("Inco Development"), and the parties listed on Exhibit A-1 attached
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hereto ("Lenders").

                                    RECITALS
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          A.  Borrower is the maker and obligor under a $2,927,500 Promissory
Note dated June 1, 1996 (the "Note") given by Borrower to Riverside National Bank. The Note is secured by (i) a Deed of Trust dated March 24, 1995 given by Borrower, as trustor, for the benefit of Riverside National Bank, as beneficiary, and recorded on March 31, 1995 as Instrument No. 1995-0100038 in the Official Records of San Bernardino County, California, as amended and otherwise modified, and (ii) a Deed of Trust dated March 24, 1995 given by Palmdale Vistas, as trustor, for the benefit of Riverside National Bank, as beneficiary, and recorded on March 31, 1995 as Instrument No. 95-462578 in the Official Records of Los Angeles County, California, as amended and otherwise modified. The foregoing deeds of trust, as amended and otherwise modified, shall be referred to as the "Deeds of Trust."

          B. Lenders seek to purchase the Note from City National Bank, successor by statutory merger to Riverside National Bank, and, in connection with such purchase, obtain an assignment of the beneficial interest under the Deeds of Trust (the "Purchase and Assignment"). Following the Purchase and Assignment, (i) Palmdale Vistas will dissolve and will distribute approximately 17 +/- acres of the Palmdale property, zoned for commercial use (the "Commercial Parcels"), to Palmdale Vistas Housing Investments, the sole limited partner of Palmdale Vistas ("PVHI"), and the balance of the Palmdale property (the "Residential Parcels") will be distributed to Inco Development, the sole general partner of Palmdale Vistas, and (ii) Lenders, Borrower and Inco Development will restructure the terms of the Note and the Deeds of Trust consistent with the terms set forth in this Agreement.

          C. As a condition to Lenders' entering into the Purchase and Assignment, and in order to induce Lenders to enter into the Purchase and Assignment, Lenders are requiring Borrower, Palmdale Vistas and Inco Development to enter into this Agreement.

                                   AGREEMENT
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          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  Restructuring.  No later than thirty (30) days after the
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closing of the Purchase and Assignment, Lenders, Borrower, Palmdale Vistas and
Inco Development Corporation will restructure the terms of the Note and the Deed of Trust consistent with the following terms:

          (a) The Note will be amended and restated, with the original amount of the Note reduced to $2,350,000 ("New Note"). Interest will accrue under the New Note at the rate of 14 1/4% per annum commencing on December 1, 1997, and the New Note will have a maturity date of May 31, 1999.

          (b) The New Note will continue to be secured by the properties currently encumbered by the Deeds of Trust, other than the Commercial Parcels (the "Properties"). The Deeds of Trust will be amended and restated pursuant to form deeds of trust prepared by Lenders ("New Deeds of Trust").

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          (c) As additional consideration for the restructuring, Borrower will absolutely and unconditionally assign to Lenders all of its right, title and interest under that certain Residential Property Option Agreement dated as of June 12, 1997 by and between Borrower and the parties listed on Exhibit A
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attached hereto (the "Option Agreement").  The Option Agreement covers certain real property consisting of approximately 213 acres located in Victorville, California (the "Eagle Ranch Property").

          (d) The release prices for the Properties shall be as follows:

                         (i) For the Vista Verde property, Borrower shall pay to Lenders 100% of the net sales proceeds resulting from the sale of each portion of the Vista Verde property ("net sales proceeds" means the gross sales price for each portion of the Vista Verde property, less reasonable and customary closing costs and broker's commissions, provided that the broker's commission paid to Borrower or an affiliate of Borrower shall not exceed 1 1/2%), which payment shall be due at the time of each sale.

                         (ii) For the Residential Parcels, (i) Inco Development shall pay an amount equal to $10,000 per lot if Inco Development sells the undeveloped lot, which payment shall be due at the time of each sale, or (ii) Lenders will subordinate the lien of the New Deed of Trust as to any lot or groups of lots to the lien of a construction deed of trust obtained by Inco Development, provided that (x) at the time of the subordination, Lenders are paid an amount equal to $5,000 per lot for which subordination is requested ("Developed Lot"), and
          (y) at the time each Developed Lot is sold, Lenders are paid an amount equal to $5,000 per Developed Lot (thus, as to any particular Developed Lot, Lenders will receive $10,000; $5,000 upon subordination and $5,000 upon the sale of the Developed Lot).

                         (iii) The Lenders will release the Option Agreement on the Eagle Ranch Property at the close of escrow of the sale of the Eagle Ranch Property, provided that the Lenders are paid an amount equal to $300,000, which amount shall be applied against the balance owing under the New Note.

          (e) Borrower will obtain the release of all of the partners to Palmdale Vistas and will dissolve Palmdale Vistas. Concurrently with this dissolution, the Lenders will reconvey the Commercial Parcels to PVHI, in accordance with a letter agreement and mutual release among Borrower, Palmdale Vistas and PVHI.

          (f) Borrower must obtain subordination agreements from those parties who are beneficiaries of deeds of trust that encumber the Vista Verde Property such that the New Deed of Trust, when recorded, will be in a first lien priority as to the Vista Verde Property. If required by the Lenders, Borrower will also cause Inco Development to obtain subordination agreements from those parties who are ostensibly beneficiaries of deeds of trust that encumber the Residential Parcels recognizing that the New Deed of Trust, when recorded, will be in a first lien priority as to the Residential Parcels.

          (g) Borrower and Inco Development shall execute and deliver such other loan documents as Lenders shall request in connection with the restructuring including, without limitation, environmental agreements and indemnities, UCC-1 financing statements and FIRPTA affidavits.

          (h) All of the above-referenced restructuring documents shall be in a form acceptable to Lenders.

2.        Conditions Precedent.  It shall be a condition precedent to Lenders'
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obligation to enter into the restructuring that, among other things:

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          (a) Borrower, Palmdale Vistas and/or Inco Development shall provide the Lenders with reasonably satisfactory evidence that the improvement plans for the Residential Parcels have been submitted for first plan check and that the related plan check fees have been paid.

          (b) Lawyers Title Insurance Company shall be committed to issue lenders' title insurance policies insuring the lien priority of the New Deeds of Trust, which title insurance policies shall reflect such exceptions and contain such endorsements as shall be acceptable to Lenders.

          (c) Palmdale Vistas is dissolved and the Commercial Parcels and Residential Parcels are distributed as provided in Recital B above.

3.        Miscellaneous.

          (a) All notices, requests, demands and other communications given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

          To Borrower:                 Inco Homes Corporation
                                       1282 West Arrow Highway
                                       Upland, California 91786

          To Palmdale Vistas
          and Inco Development:  c/o Inco Homes Corporation
                                       1282 West Arrow Highway
                                       Upland, California 91786

          To Lenders:                  c/o USA Commercial Mortgage Company
                                       3900 Paradise Road, Suite 263
                                       Las Vegas, Nevada 89109
                                       Attn: Joseph D. Milanowski

          (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective transferees, successors and assigns.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (d) This Agreement contains all of the agreements of the parties with respect to the matters contained in this Agreement and no proof of contemporaneous agreements or understandings, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties to this Agreement or their respective successors in interest expressly stating that it is an amendment of this Agreement.

          (e) This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

          (f) In the event that any suit or action be brought hereon, or an attorney be employed or expenses be incurred to interpret or enforce the terms of this Agreement, including any action for injunctive relief, the prevailing party shall be entitled to recover its attorneys' fees, costs and expenses incurred in connection with such suit or action.

          (g) Time is of the essence to each and all of the provisions of this Agreement.

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          (h) Lenders have appointed USA Commercial Mortgage Company as their agent and attorney-in-fact to handle all matters contemplated by this Agreement, including signing documents and taking action on behalf of Lenders.

          (i) The parties acknowledge that if there should occur a default hereunder, that damages would be inadequate to compensate the non-defaulting party and, accordingly, that the non-defaulting party may seek injunctive relief, including specific performance, to enforce the terms of this Agreement.

          IN WITNESS WHEREOF, Lenders, Borrower, Palmdale Vistas and Inco Development Corporation have executed this Agreement as of the date first written above.

LENDERS:                       USA COMMERCIAL MORTGAGE COMPANY,
                               a Nevada Corporation,
                               as agent and attorney-in-fact for Lenders

                               By: __________________________
                                   Name: _____________________
                                   Its: ____________________

BORROWER:                      INCO HOMES CORPORATION,
                               a Delaware corporation

                               By: __________________________
                                   Name: _____________________
                                   Its: ____________________

PALMDALE VISTAS:                PALMDALE VISTAS HOUSING DEVELOPMENTS,
                                a California limited partnership

                               By:   Inco Development Corporation,
                                     a California corporation,
                                     General Partner

                                     By: ____________________
                                         Ira C. Norris,
                                         President

INCO DEVELOPMENT:              INCO DEVELOPMENT CORPORATION
                                     a California corporation

                                     By: ____________________
                                         Ira C. Norris
                                         President

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